EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE PERIODS ENDED FEBRUARY 28, 2017

Tulsa, OK-4/18/17—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the three months ended February 28, 2017 totaled $8,693,851 compared to $5,280,480 for the prior period for an increase of $3,413,371, or 65%. Sales for the nine months ended February 28, 2017 were $25,759,823 compared to $15,270,671 for the prior period for an increase of $10,489,152, or 69%. There continues to be a backlog of sales for a broad range of the company’s products.

Greystone recorded net income attributable to common stockholders (after preferred dividends and income attributable to variable interest entities) for the three months ended February 28, 2017 of $773,667, or $0.03 per share, compared to a net loss attributable to common stockholders of $(200,528), or $(0.01) per share, for the prior period. For the nine months ended February 28, 2017, Greystone recorded net income attributable to common stockholders (after preferred dividends and income attributable to variable interest entities) of $697,337, or $0.02 per share, compared to a prior period net loss attributable to common stockholders of $(314,263), or $(0.01) per share,. EBITDA was $2,476,394 for the quarter ended February 28, 2017 and $4,480,780 for the nine months ended February 28, 2017.

“I am pleased to report that the implementation of previous discussed operating efficiencies, cost containment strategies and extra production capacity produced significantly improved gross profit margins on record sales for Greystone’s third quarter” stated CEO Warren Kruger. Kruger continued, “The increased production throughput helped lower fixed costs allocation per pallet produced thus driving increased margins on greater sales volume. The fourth quarter of our corporate year has historically been strong and with our backlog I look for that trend to hold. We will continue to invest in equipment and facilities to drive growth and shareholder value.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2016.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

EXHIBIT 99.1

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months and Nine Months Ended February 28, 2017

	Three Months Ended	Nine Months Ended
	February 28, 2017	February 28, 2017
Net Income	$920,883	$1,133,317
Income Taxes	502,150	556,700
Depreciation and Amortization	763,274	1,957,876
Interest Expense	290,087	832,887
EBITDA (A)	$2,476,394	$4,480,780

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com